Seward & Kissel Llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

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             September 10, 2013
Paragon Shipping Inc.
15, Karamanli Avenue
Voula, 16673
Athens, Greece

Re:	Paragon Shipping Inc.

Ladies and Gentlemen:

We have acted as counsel to Paragon Shipping Inc., a corporation organized under the laws of the Republic of the Marshall Islands (the "Company") in connection with (i) the Company's registration statement on Form F-1 (File No. 333-187996) (such registration statement as amended or supplemented from time to time, the "Registration Statement"), as originally filed with the U.S. Securities and Exchange Commission (the "Commission") on April 18, 2013, as thereafter amended or supplemented, relating to the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act"), of $25,000,000 of shares of common stock, par value $0.001 per share, of the Company (the "Common Shares"), including the related preferred stock purchase rights (the "Rights"), and the prospectus of the Company included in the Registration Statement (the "Prospectus").

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the Prospectus; (ii) the Stockholders Rights Agreement, dated as of January 4, 2008, by and between the Company and Computershare Trust Company, N.A., as Rights Agent and the First Amendment to Stockholders Rights Agreement, dated as of December 16, 2009, by and between the Company and Computershare Trust Company, N.A. as Rights Agent (collectively, the "Stockholders Rights Agreement"), and (iii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors and officers of the Company and others.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Republic of the Marshall Islands, the Common Shares have been duly authorized and when the Common Shares have been issued, sold and paid for as contemplated in the Registration Statement, the Common Shares will be validly issued, fully paid and non-assessable.

Furthermore, based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the State of New York, the Rights constitute binding obligations of the Company in accordance with the terms of the Stockholders Rights Agreement.

This opinion is limited to the laws of the State of New York and the laws of the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to us in the Prospectus. In giving such consent, we do not hereby admit that we are "experts" within the meaning of the Act and the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP